Exhibit 10.2
FEDERAL DEPOSIT INSURANCE CORPORATION
WASHINGTON, D.C.

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In the Matter of	)	ORDER TO CEASE AND DESIST
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ADVANTA BANK CORP.	)
DRAPER, UTAH	)	FDIC-09-266b
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(Insured State Nonmember Bank))
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     Advanta Bank Corp., Draper, Utah (“Bank”), through its board of directors, having been advised of its right to the issuance and service of a NOTICE OF CHARGES AND OF HEARING detailing the unsafe or unsound banking practices alleged to have been committed by the Bank and of its right to a hearing on the alleged charges under section 8(b) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. § 1818(b), and having waived those rights, entered into a STIPULATION AND CONSENT TO THE ISSUANCE OF AN ORDER TO CEASE AND DESIST (“CONSENT AGREEMENT”) with counsel for the Federal Deposit Insurance Corporation (“FDIC”) dated June 24, 2009, whereby, solely for the purpose of this proceeding and without admitting or denying the alleged charges of unsafe or unsound banking practices, the Bank consented to the issuance of an ORDER TO CEASE AND DESIST (“ORDER”) by the FDIC.
     The FDIC considered the matter and determined that they had reason to believe that the Bank may engage in unsafe or unsound banking practices. The FDIC, therefore, accepted the CONSENT AGREEMENT and issued the following:

ORDER TO CEASE AND DESIST
     IT IS ORDERED, that the Bank, institution-affiliated parties, as that term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u), of the Bank and its successors and assigns, cease and desist from the following unsafe or unsound banking practices:
1.	The Bank’s Board of Directors and Management operating the Bank in a manner that causes the Bank’s significant financial deterioration;

2.	Operating with inadequate capital for the Bank’s risk profile; and

3.	Operating in a manner that does not sustain satisfactory earnings performance to maintain sufficient capital in relation to the Bank’s risk profile.
     IT IS FURTHER ORDERED, that the Bank, its institution-affiliated parties and its successors and assigns take affirmative action as follows:
MANAGEMENT
     1. (a) The Bank shall have and retain qualified management. Each member of management shall possess qualifications and experience commensurate with his or her duties and responsibilities at the Bank. The qualifications of management personnel shall be evaluated on their ability to:
(1)	Comply with the requirements of the ORDER;

(2)	Operate all aspects of the Bank in a safe and sound manner, giving due consideration to the Bank’s asset quality, capital adequacy, earnings, management effectiveness, liquidity, and its sensitivity to market risk; and

(3)	Comply with applicable laws and regulations.

          (b) While this ORDER is in effect, the Bank shall notify the New York Regional Director (“Regional Director”) in writing of any resignations and/or terminations of any members of its board of directors and/or any of its senior executive officer(s) within 15 days of the event. The Bank shall also establish procedures to ensure compliance with section 32 of the FDI Act, 12 U.S.C. § 1831i and Subpart F of Part 303 of the FDIC’s Rules and Regulations, 12 C.F.R. §§ 303.100 through 303.103. In addition, the Bank shall notify the Regional Director in writing when it proposes to add any individual to the Bank’s board of directors or employ any individual as a senior executive officer. The notification must be received at least 30 days before such addition or employment is intended to become effective and should include a description of the background and experience of the individual(s) to be added or employed.
MANAGEMENT – BOARD SUPERVISION
     2. Within 30 days after the effective date of this ORDER, the Bank’s board of directors shall increase its participation in the affairs of the Bank by assuming full responsibility for the approval of the Bank’s policies and objectives and for the supervision of the Bank’s management, including all the Bank’s activities. The board’s participation in the Bank’s affairs shall include, at a minimum, monthly meetings in which the following areas shall be reviewed and approved by the board: reports of income and expenses; insider, charged-off, delinquent, nonaccrual, and recovered loans; investment activities; material changes to policies; and individual committee actions impacting the aforementioned. The Bank’s board of directors’ minutes shall document the board’s reviews and approvals, including the names of any dissenting directors.

STRATEGIC PLAN AND BUDGET/EXECUTIVE COMPENSATION
     3. (a) Within 30 days of this ORDER, the Bank shall submit to the Regional Director for review and approval a written strategic plan and budget providing for the orderly discontinuance of deposit-taking operations and the voluntary termination of deposit insurance after the repayment in full of all deposits. In connection therewith, the Bank shall provide the Regional Director with pro forma financial statements for the period necessary to complete the orderly liquidation of assets. This plan shall, at a minimum, provide for: (i) the responsibilities of the Bank’s board of directors regarding the definition, approval, implementation, and monitoring of the strategic plan and budget, and the procedures designed to ensure that the board of directors fulfills such responsibilities; (ii) the repayment in full of all deposits; (iii) the operating assumptions that form the bases for major projected income and expense components; (iv) financial performance objectives, including plans for earnings, liquidity, and capital supported by detailed quarterly and annual pro forma financial statements, including projected budgets, balance sheets, and income statements; and (v) the establishment of a monthly review process to monitor the actual income and expenses of the Bank in comparison to budgetary projections. Notwithstanding the above, the Bank may submit a plan for future activities during the years in which the Bank is implementing the orderly discontinuation of deposit taking operations contemplated by this provision. The plan, subject to the prior approval of the FDIC, may permit the continuation of deposit taking activities.
          (b) Within 30 days from the effective date of this ORDER, the Bank shall submit to the Regional Director for review and approval an Executive Compensation Plan which incorporates qualitative as well as profitability performance standards. For purposes of this paragraph, “compensation” refers to any and all salaries, bonus and other benefits of every kind and nature whatsoever, whether paid directly or indirectly. Executive officers are defined as any officer designated as chairman of the board, vice-chairman of the board, president, chief executive officer, executive vice president, senior vice president, or chief financial officer.
CAPITAL ADEQUACY
     4. (a) Within 30 days of the effective date this ORDER, the Bank shall submit to the Regional Director, for review and approval, an acceptable written plan to achieve and maintain sufficient capital at the Bank. The plan shall, at a minimum, address: (i) the Bank’s current and future capital requirements; (ii) the Bank’s level of concentrations of credit; (iii) the volume of the Bank’s adversely classified assets; (iv) the Bank’s anticipated level of retained earnings; (v) the collectability of on-book account receivables and other assets associated with securitized assets; and (vi) source and timing of additional funds to fulfill the future capital needs of the Bank.
          (b) Notwithstanding the provisions of paragraph 4(a) the Bank shall at all times during the term of this ORDER, maintain its Tier 1 Leverage Capital ratio at a level of no less than 5 percent and Total Risk-Based Capital ratio equal to or greater than 10 percent, which during the term of this Order shall be calculated and reported in writing to the Regional Director within 15 days of the end of each month. For the purpose of reporting the Tier 1 Leverage Capital ratio at the end of months which do not represent the end of a quarter, the Tier 1 Leverage Capital ratio shall be calculated by substituting month-end Total Assets for quarterly Average Assets.
          (c) After the Regional Director approves the capital plan, the Bank’s board of directors shall adopt the capital plan, including any modifications or amendments requested by the Regional Director. Thereafter, the Bank shall immediately initiate measures detailed in the capital plan, to the extent such measures have not previously been initiated, to effect compliance with the plan within thirty (30) days after the Regional Director responds to the capital plan.
          (d) In addition, the Bank shall comply with the FDIC’s Statement of Policy on Risk-Based Capital found in Appendix A to Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 325, App. A.
          (e) For purposes of this ORDER, all terms in this Order relating to capital shall be calculated according to call report instructions, FIL-20-2009, and the methodology set forth in Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 325.
FUNDS MANAGEMENT AND LIQUIDITY
     5. Within 30 days of this Order, the Bank shall submit to the Regional Director an acceptable, comprehensive liquidity contingency plan. The written plan shall, at a minimum,
     (a) assess possible liquidity events that the Bank may encounter and identify responses to the potential impact of such events on the Bank’s short-term, intermediate-term, and long-term liquidity profile;
     (b) provide for weekly review of the Bank’s deposit structure, including volume and trend of total deposits, maturity distribution of all time deposits; and
     (c) provide for weekly calculation and reporting of the Bank’s liquidity posture in a format acceptable to the Regional Director.
PARENT COMPANY/AFFILIATE RELATIONS
     6. Without the prior written consent of the Regional Director, the Bank shall not directly or indirectly enter into, participate in, or otherwise engage in or allow any extension of credit to Advanta Corp. (the “Parent Company”) or to any other “affiliate” of the Bank and/or directly or indirectly enter into, participate in, or otherwise engage in or allow any “covered transaction” or “transaction covered” with the Parent Company or with any “affiliate” of the Bank regardless of whether such “extension of credit”, “covered transaction” or “transaction covered” would be prohibited, limited or otherwise regulated by Sections 23A or 23B of the Federal Reserve Act (“Sections 23A and 23B”), 12 U.S.C. §§ 371c and 371c-1.
     For purposes of this ORDER, “extension of credit” shall be defined as set forth at 12 C.F.R. § 215.3 and “affiliate,” “covered transaction” and “transaction covered” shall have the meanings set forth in Sections 23A and 23B; provided, however, that the terms “covered transactions” and “transactions covered” shall not include the continued provision of and payments for operational services provided by affiliates under pre-existing contracts in the normal course of business, including the provision of technology platforms and dual employees. Additionally, for purposes of this ORDER, any transaction by the Bank with any person or entity shall be deemed to be a transaction with an “affiliate” of the Bank if any of the proceeds of the transaction are used for the benefit of, or transferred to any Bank affiliate.
     7. (a) As of the effective date of this ORDER, the Bank shall not make any payment, directly or indirectly, to or for the benefit of the Parent Company or any other Bank affiliate, without the prior written consent of the Regional Director, except for the continued provision of and payments for operational services provided by affiliates under reasonable pre-existing contracts and arrangements in the normal course of business.
          (b) As of the effective date of this ORDER, the Bank shall not enter into any contract or modification of an existing contract with its Parent Company or any other Bank affiliate, or increase the periodic payments under any existing contract with its Parent Company or any other Bank affiliate without submitting the new contract, modification, or information concerning the proposed increase in any existing contract with its Parent Company or any other Bank affiliate to the Regional Director for review and comment.
CASH TRANSACTIONS
     8. As of the effective date of this Order, all transactions for the withdrawal, transfer or other utilization of Bank cash assets must be approved in writing by a Bank officer.
DIVIDEND RESTRICTION
     9. As of the effective date of this ORDER, the Bank shall not declare or pay any dividends without the prior written consent of the Regional Director. Requests for approval shall be received at least 30 days prior to the proposed date for the declaration of dividends and shall contain, but not be limited to, information on consolidated earnings for the most recent annual period and the last quarter.
CONTINUED SERVICING OF CREDIT CARD ACCOUNTS
     10. (a) The Bank shall take all steps necessary to ensure that the Bank infrastructure, staffing, and contracts necessary to service the Bank credit card accounts and related Bank owned and Bank managed (owned by Advanta Business Card Master Trust or the Parent Company) account receivables (collectively, “account receivables”) remain in place.
          (b) Any materially adverse changes to the servicing of the account receivables, including but not limited to new contracts with vendors, and amendments to or cancellation of existing contracts with vendors that materially adversely affect the servicing of the account receivables must receive prior written non-objection by the Regional Director.

          (c) Any unavoidable changes to the servicing of the credit card accounts must be reported by the Bank to the Regional Director within 5 days of the Bank receiving notice of the changes.
CHANGE IN BALANCE SHEET STRUCTURE OR OPERATIONS
     11. Without prior written non-objection from the Regional Director, the Bank shall not engage in any transaction that would materially alter its balance sheet composition, including growth in total assets, significant changes in funding sources, or entering into or exiting existing contracts for services provided by the Bank or to the Bank.
BROKERED DEPOSITS
12.	As of the effective date of this Order the Bank shall not renew, rollover, or accept “Brokered Deposits” (as such term is defined at 12 C.F.R. § 337.6).
COMPLIANCE WITH LAWS AND REGULATIONS
     13. Within 30 days from the effective date of this ORDER, the Bank shall take steps necessary, consistent with sound banking practices, to ensure future compliance with all applicable laws, rules, and regulations.
PROGRESS REPORTS
     14. Within thirty (30) days after the end of the calendar quarter following the effective date of this ORDER, and by the 30th day after the end of every calendar quarter thereafter, the Bank shall furnish written progress reports to the Regional Director detailing the form, content, and manner of any actions taken to secure compliance with this ORDER, and the results thereof.
NOTICE TO SHAREHOLDERS
     15. Within thirty (30) days of the effective date of this ORDER, the Bank shall send to its shareholders or otherwise furnish a description of this ORDER. The description shall fully describe the ORDER in all material respects. The description and any accompanying communication, statement, or notice shall be sent to the FDIC, Division of Supervision and Consumer Protection, Accounting and Securities Disclosure Section, 550 17th Street, N.W., Washington, D.C. 20429 for review at least 20 days prior to dissemination to shareholders. Any changes requested to be made by the FDIC shall be made prior to dissemination of the description, communication, notice or statement.
OTHER ACTIONS
     16. It is expressly and clearly understood that if, at any time, the Regional Director shall deem it appropriate in fulfilling the responsibilities placed upon the Regional Director under applicable law to undertake any further action affecting the Bank, nothing in this ORDER shall in any way inhibit, estop, bar or otherwise prevent the Regional Director from doing so, including, but not limited to, the imposition of civil money penalties.
     17. It is expressly and clearly understood that nothing herein shall preclude any proceedings brought by the Regional Director to enforce the terms of this ORDER, and that nothing herein constitutes, nor shall the Bank contend that it constitutes, a waiver of any right, power, or authority of any other representatives of the United States, departments or agencies thereof, Department of Justice or any other representatives of the State of Utah or any other departments or agencies thereof, including any prosecutorial agency, to bring other actions deemed appropriate.
REGIONAL DIRECTOR
     18. Whenever a provision of this ORDER shall require the Bank to submit a proposed letter, report, or other matter to the Regional Director for review, comment and/or non-objection, the Bank shall make such submission to the Regional Director at 20 Exchange Place, New York, New York 10005.
ORDER EFFECTIVE
     19. The effective date of this ORDER shall be the date of issuance.
     20. The provisions of this ORDER shall be binding upon the Bank, its institution-affiliated parties, successors and assigns.
     21. The provisions of this ORDER shall remain effective and enforceable except to the extent that, and until such time as, any provision of this ORDER has been modified, terminated, or set aside in writing by the FDIC.
Pursuant to delegated authority.
Dated: June 30, 2009

/s/ James C. Watkins James C. Watkins
Deputy Regional Director
Division of Supervision
and Consumer Protection